                                                                       Exhibit 3

The 6 1/4%  Convertible  Subordinated  Notes bear an interest  rate of 6.25% per year,  payable  semi-annually  in  arrears  commencing  on  June  1,  2006,  are convertible  into Amkor's common stock at a conversion  price of $7.49 per share
(subject  to  adjustment  as  provided  in the  Indenture  and  Note),  and  are subordinated  to the prior  payment in full of all of Amkor's  senior and senior subordinated debt. The 6 1/4% Convertible  Subordinated Notes are convertible at any time,  and if not  previously  converted,  will mature on 12/01/13  when the outstanding principal is due and payable.